EXHIBIT 11.1

                 California Energy Company, Inc.
         Calculation of Earnings per share in Accordance
              with Interpretive Release No. 34-9083
           for the three years ended December 31, 1993

        (Dollars in thousands, except per share amounts)


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


                                                                            1993                1992                1991
Actual weighted average shares outstanding for the
 period                                                               35,454,539          33,414,139          29,847,156
Dilutive stock options and warrants using average
 market prices                                                         3,030,431           3,330,618           4,844,869
Preferred Stock                                                                -             786,712             779,405
                                                                       ---------           ---------          ----------
Total number of shares based on shares outstanding
 and the assumption that dilutive stock options and
warrants will be exercised at average stock market prices             38,484,970          37,531,469          35,471,430
Additional dilutive stock options and warrants using
 ending market price                                                           -           1,282,223             992,399
                                                                       ---------           ---------          ----------
Total shares based on shares outstanding and the
 assumption that dilutive stock options and warrants
will be exercised at ending market price                              38,484,970          38,813,692          36,463,829
                                                                     ===========          ==========         ===========
Income before change in accounting principle and
 extraordinary item                                                  $    43,074           $  38,810           $  26,582
Cumulative effect of change in accounting principle                        4,100                   -                   -
Extraordinary item                                                             -             (4,991)                   -
                                                                      ----------          ----------          ----------
Net income                                                                47,174              33,819              26,582
Less:  Series C Preferred stock dividends                                (4,630)             (4,275)                   -
                                                                      ----------          ----------          ----------
Net income available for common shares                               $    42,544           $  29,544           $  26,582
                                                                     ===========          ==========         ===========
Primary earnings per share before change in
 accounting principle and extraordinary item                        $       1.00           $    0.92         $      0.75
                                                                     ===========          ==========         ===========
Primary earnings per share                                          $       1.11           $    0.79         $      0.75
                                                                     ===========          ==========         ===========
Fully diluted earnings per share before change in
 accounting principle and extraordinary item based
on SEC Interpretive Release No. 34-9083                             $       1.00           $    0.89         $      0.73
                                                                     ===========          ==========         ===========
Fully diluted earnings per share based on SEC
 interpretive release No. 34-9083                                   $       1.11           $    0.76        $      0.73
                                                                     ===========          ==========        ============
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